Exhibit 10.1

FIRST AMENDED AND RESTATED

OPERATING AGREEMENT OF

CONTRAIL AVIATION SUPPORT, LLC

(A North Carolina limited liability company)

DATED: Effective as of July 18, 2016

THE LLC MEMBERSHIP INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE NORTH CAROLINA SECURITIES ACT, OR SIMILAR LAWS OR ACTS OF OTHER STATES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS RESTRICTED AS STATED IN THIS OPERATING AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE LLC RECEIVES SATISFACTORY EVIDENCE THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING THE MEMBERSHIP INTEREST REPRESENTED BY THIS OPERATING AGREEMENT, THE MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THIS OPERATING AGREEMENT, THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

ARTICLE V
- MANAGEMENT OF THE COMPANY

5.1	Role of Managers	8
5.2	Number and Qualification	8
5.3	Appointment and Removal of Managers; Resignation	8
5.4	Action by the Managers	9
5.5	Action Without Meeting	9
5.6	Officers	9
5.7	Operating Plan and Budgets	10
5.8	Indemnification	10
5.9	Limitation of Liability	11

ARTICLE VI
- RIGHTS AND OBLIGATIONS OF MEMBERS

6.1	No Management by Members	11
6.2	Election of Managers	11
6.3	Member Meetings	11
6.4	Action by the Members	11
6.5	Action Without Meeting	11
6.6	Limited Liability	12
6.7	Bankruptcy of a Member	12
6.8	Affiliate Transactions	12
6.9	Existing Agreements among Members and the Company	13
6.10	Noncompetition; Confidentiality	13

ARTICLE VII
- TRANSFER OF INTERESTS AND ADMISSION OF MEMBERS

7.1	Restrictions on Transfer	14
7.2	Conditions Precedent to Transfers	15
7.3	Substituted Members	15
7.4	Rights of Transferee	15
7.5	Tag-Along	15
7.6	Drag-Along	16

ARTICLE VIII
- PUT-CALL OPTIONS; OTHER PURCHASE EVENTS

8.1	Put-Call Options	17
8.2	Purchase Events	19
8.3	Purchase Notice	19
8.4	Members’ Purchase Option	19
8.5	Purchase Price For Withdrawing Member’s Units	19
8.6	Closing	19
8.7	Effect on Withdrawing Member’s Interest	20

ARTICLE IX
- DISSOLUTION AND LIQUIDATION OF THE COMPANY

9.1	Dissolution Events	20
9.2	Liquidation	20

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ARTICLE X
- MISCELLANEOUS

10.1	Other Activities of Members and Managers	21
10.2	Fiscal Year	21
10.3	Records	21
10.4	Notices	21
10.5	Amendments	21
10.6	Representations of Members	22
10.7	Survival of Rights	22
10.8	Governing Law	22
10.9	Severability	22
10.10	Agreement in Counterparts	22
10.11	Tax Matters Partner	22
10.12	Creditors Not Benefited	22
10.13	Members’ Access to Information	22

ARTICLE XI
- DEFINITIONS

11.1	Definitions	23

- iii -

FIRST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CONTRAIL AVIATION SUPPORT, LLC

THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT of CONTRAIL AVIATION SUPPORT, LLC, (the “Company”), is executed effective as of July 18, 2016, by and among the Company and the persons executing this Agreement as the Members (as defined below).

ARTICLE I- FORMATION OF THE COMPANY

1.1 Formation. The Company was formed on May 3, 2016 under, and shall be operated in accordance with, the North Carolina Limited Liability Company Act, as amended (the “Act”). As the sole initial member of the Company, Air T executed a Limited Liability Company Operating Agreement for the Company effective as of May 3, 2016. In connection with the closing of the transactions under the Asset Purchase Agreement and the Initial Capital contributions of the Members as set forth in Section 2.2, the Members and the Company are entering into this Agreement, which amends, restates and replaces in its entirety the initial Limited Liability Company Operating Agreement of the Company. In consideration of the mutual promises and covenants contained herein, the parties hereto agree that the rights and obligations of the parties and the administration and termination of the Company shall be governed by this Agreement, the Articles of Organization and the Act.

1.2 Name. The name of the Company is Contrail Aviation Support, LLC, or such other name determined by the Managers.

1.3 Defined Terms. Capitalized terms not otherwise defined in the text hereof shall have the meanings given to them in ARTICLE XI.

1.4 Registered Office and Registered Agent; Principal Office. The Company registered agent and registered office in the State of North Carolina shall be Air T, Inc., 3524 Airport Road, Maiden, NC 28650 or such other registered agent or registered office as the Managers may specify from time to time. The principal office of the Company shall be maintained at such place as the Managers may designate from time to time.

1.5 Purposes and Scope. The purpose of the Company shall be to engage in the business of acquiring surplus commercial jet engines or components and supplying surplus and aftermarket commercial jet engine components, and to engage in any other lawful business as determined by the Managers. The Company shall not engage in any business or perform any services that require regulatory approval or licensing unless and until the Company (or its employees or agents, as applicable) has obtained all necessary approvals or licenses.

1.6 Conflict with the Articles of Organization. If this Agreement conflicts with the Company’s Articles of Organization or the Act, this Agreement shall govern and control to the extent permitted by law.

1.7 Nature of Members’ Interests. The interests of the Members in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company. Neither any Member nor a successor, representative or assign of such Member, shall have any right, title or interest in or to any Company Property or the right to partition any Property owned by the Company.

ARTICLE II- MEMBER INFORMATION; CAPITALIZATION

2.1 Membership Interests as Units; Members. Each Membership Interest shall be represented by units (“Units”). The names, addresses and Units of the Members are as reflected in Schedule I attached hereto and made a part hereof, which Schedule shall be amended by the Managers as of the effectiveness of any transfer or subsequent issuance of any Units in accordance with the terms of this Agreement. Air T, the organizer of the Company as defined in Section 57D-1-03(24) of the Act, hereby identifies the Persons set forth as the “Members” in Schedule I as the initial Members of the Company.

2.2 Initial Capital Contributions. Contemporaneously with the execution of this Agreement, the Members have contributed capital to the Company in the amounts set forth as the Initial Capital Contribution opposite their names on Schedule I attached hereto (the “Initial Capital Contributions”) as follows: (i) Air T has made its Initial Capital Contribution to the Company in cash and (ii) CAS has made its Initial Capital Contribution as a part of its transfer and assignment of its assets to the Company, pursuant to the Asset Purchase Agreement.

2.3 Additional Capital Contributions. The Managers may request each Member to make Capital Contributions to the Company from time to time in addition to the Initial Capital Contributions if all Members agree in writing to the need for additional Capital Contributions and the terms thereof. In such event, each Member shall have the right to contribute its pro-rata share (based on their respective Units) of the requested Capital Contribution in cash or other immediately available funds within forty five (45) days of the capital call. No Member or other holder of Units shall be permitted to make additional capital contributions to the Company without the consent of all Members.

2.4 No Interest on Capital Contributions. No interest shall be paid on any contribution to the capital of the Company.

2.5 Debt Capital. In the event that the Managers determine at any time (or from time to time) that additional funds are required by the Company for or in respect of its business over and above what can be secured through commercially reasonable efforts utilizing bank financing and if all Members agree in writing to the need for additional Capital Contributions, then the Company, upon the Managers’ approval, may (i) borrow all or part of such additional funds, with interest payable at then-prevailing rates, from commercial banks or other institutional or commercial lenders, and/or (ii) borrow all or part of such additional funds from the Members or one or more Affiliates of a Member at an interest rate of not less than 12% and otherwise on terms and conditions as agreed between the lending Member or Members and the Managers and based on commercially reasonable terms under then-prevailing conditions. Each Member shall have the pro rata right (based upon its Units) to make any such loans from the Members to the Company, with any unsubscribed rights being allocated among the Members willing to make such loans pro rata (based on their respective Units). Any loan by a Member to the Company shall not be considered a capital contribution. Joseph G. Kuhn shall have the authority to act in a commercially reasonable manner to direct repayment of any loan authorized hereunder for so long as he remains a Member, it being understood that a loan from any Member or Affiliate of a Member may not include a prepayment penalty.

2.6 Capital Accounts. A capital account shall be established for each Member and shall be credited with each Member’s initial and additional Capital Contributions pursuant to this Article II. All contributions of Property to the Company by a Member shall be valued and credited to the Member’s capital account at such Property’s Gross Asset Value on the date of contribution. All Distributions of Property to the Member by the Company shall be valued and debited against the Member’s capital account at such Property’s Gross Asset Value on the date of Distribution. Each Member’s capital account shall at all times be determined and maintained pursuant to the principles of this Section 2.6 and Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s capital account shall be increased in accordance with such Regulations by:

(a) The amount of Profits allocated to the Member pursuant to this Agreement; and

(b) The amount of any Company liabilities assumed by the Member or which are secured by any Company Property distributed to such Member.

Each Member’s capital account shall be decreased in accordance with such Regulations by:

(c) The amount of Losses allocated to the Member pursuant to this Agreement;

(d) The amount of Distributions made to the Member pursuant to this Agreement; and

(e) The amount of any liabilities of the Member assumed by the Company or which are secured by any Property contributed by such Member to the Company.

In addition, each Member’s capital account shall be (i) increased or decreased by any items which are specially allocated pursuant to Sections 3.2, 3.3, 3.6, 3.7, 3.8, 3.9, 3.10, or 3.11 hereof and (ii) subject to such other adjustments as may be required in order to comply with the capital account maintenance requirements of Section 704(b) of the Code.

2.7 Adjustments to Capital Accounts. The Managers may, upon the sale or issuance of Units, the vesting of Units, the making of additional capital contributions, or at such other times as are permitted by Treasury Regulations Section 1.704-1(b)(2)(iv), adjust the book value of the Company’s assets pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect their then fair market value, and in such event the Capital Account of each Member shall be adjusted to reflect that Member’s share of unrealized gain or loss, as provided in Section 2.6, as if such property had been sold for its then fair market value as determined by the Managers.

2.8 Issuances of Units to Third Parties. At any time and from time to time, the Members shall have the power and authority, by unanimous vote, to issue Units to any third-party that is not a Member or an Affiliate of a Member and admit such Person as a Member. The issuance of Units may be made in exchange for such cash, property, or services, and on such other terms and conditions, as the Managers shall determine. A Person to whom Units have been issued shall not become a Member, with the rights and privileges associated therewith, until such Person becomes a party to this Agreement.

2.9 Proposed Regulations Election. The Company and each current and future Member hereby agree, pursuant to proposed Treasury Regulations § 1.83-3(e), Notice 2005-43, and all final or successor regulations, revenue procedures and similar authority, that (i) the Company is authorized and directed to elect the safe harbor under which the fair market value of an interest in the Company that is issued in connection with the performance of services is treated as being equal to the liquidation value of that interest on or after the date such regulations become final, and (ii) the Company and each Member, including any person to whom an interest in the Company is transferred in connection with the performance of services, agree to comply with all requirements of the safe harbor with respect to all interests transferred in connection with the performance of services while the election remains effective. The Company shall prepare and execute such documents and retain such records as are required by the final regulations. In the discretion of the Managers, the Company may at any time revoke such safe harbor election in such manner as the final regulations provide.

2.10 Tax and Accounting Matters. All decisions as to tax and accounting matters, except as this Agreement specifically provides otherwise, shall be made by the Managers, including the election to amortize organizational expenses over 60 months under Code Section 709, the method of accounting (cash or accrual) and whether to make an election under Code Section 754.

ARTICLE III- ALLOCATIONS, ELECTIONS AND REPORTS

3.1 Profits and Losses.

(a) Except as otherwise provided in this Article III, Profits and Losses of the Company shall be allocated among the Members in accordance with their respective Units.

(b) The Losses allocated pursuant to Section 3.1(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.1(a), the limitation set forth in this Section 3.1(b) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). All Losses allocated pursuant to Section 3.1(a) shall be allocated to those Members who are eligible for such an allocation in proportion to their respective Units.

3.2 Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in accordance with their respective Units.

3.3 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

3.4 Allocations Between Transferor and Transferee. In the event of the transfer of all or any part of a Member’s Units (in accordance with the provisions of this Agreement) at any time other than at the end of a Fiscal Year, or the admission of a new Member (in accordance with the terms of this Agreement), the Transferring Member or new Member’s share of the Company’s income, gain, loss, deductions and credits, as computed for Federal income tax purposes, shall be allocated between the transferor Member and the transferee Member, or the new Member and the other Members, as the case may be, as determined by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement.

3.5 Contributed Property. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for Federal income tax purposes and its initial Gross Asset Value at the time of contribution.

In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or Distributions pursuant to any provision of this Agreement.

3.6 Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f) and 1.704-2(j)(2). This Section 3.6 is intended to comply with the minimum gain chargeback requirement in Treasury Regulation 1.704-2(f) and shall be interpreted consistently therewith.

3.7 Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt, as defined in Treasury Regulation Section 1.704-2(i)(4), during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4) and (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 3.7 is intended to comply with the Member Minimum Gain chargeback requirement in Treasury Regulation Section 1.704(i)(4) and shall be interpreted consistently therewith.

3.8 Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4) through (6) which causes or increases a deficit capital account balance in such Member’s capital account (as determined in accordance with such Regulation) items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 3.8 shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.8 were not in the Agreement. This provision is intended to be a “qualified income offset,” as defined in Treasury Regulation Section 1.704-1(b)(2)(ii)(d), such Regulation being specifically incorporated herein by reference.

3.9 Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.9 shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been tentatively made as if this Section 3.9 and Section 3.8 hereof were not in the Agreement.

3.10 Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of his interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such Distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

3.11 Curative Allocations. The allocations set forth in Sections 3.1(b), 3.2, 3.3, 3.6, 3.7, 3.8, 3.9, 3.10 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.11. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 3.1. In exercising their discretion under this Section 3.11, the Managers shall take into account future Regulatory Allocations under Sections 3.6 and 3.7 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.2 and 3.3.

3.12 Compliance with Treasury Regulations. The above provisions of this Article III notwithstanding, it is specifically understood that the Managers may make such elections, tax allocations and adjustments, including amendments to this Agreement, as the Managers deem necessary or appropriate to maintain to the greatest extent possible the validity of the tax allocations set forth in this Agreement, particularly with regard to Treasury Regulations under Code § 704(b).

3.13 Tax Withholding. The Company shall be authorized to pay, on behalf of any Member, any amounts to any federal, state or local taxing authority, as may be necessary for the Company to comply with tax withholding provisions of the Code or applicable state statutes or other income tax or revenue laws of any taxing authority. To the extent the Company pays any such amounts that it may be required to pay on behalf of a Member, such amounts shall be treated as a cash Distribution to such Member and shall reduce the amount otherwise distributable to such Member.

ARTICLE IV- DISTRIBUTIONS

4.1 Distributions. Subject to Section 4.2 below, the Company’s cash and other available assets may be distributed, retained or reinvested as determined by the Managers. At such times as are determined by the Managers, Distributions will be made to the Members pro rata in proportion to their respective Units.

4.2 Tax Distributions.

The Managers shall distribute to each Member, with respect to each calendar year, in an amount not less than the product of (i) the Applicable Tax Rate, as hereinafter defined, for such calendar year multiplied by (ii) such Member’s proportionate pass through share of the taxable income of the Company, if any, for such year (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income). The distributions to be made with respect to a calendar year shall be made in four installments, each payable by the Company on or before the date on which quarterly estimated tax payments are due for federal and state income tax purposes (provided that with respect to the estimated tax payment due January 15 of each year, a partial distribution shall be made prior to December 31 for Wisconsin income tax purposes) and each distribution to a Member shall be an amount equal to the Applicable Tax Rate multiplied by an amount reasonably estimated by the Company’s accountant as being such Member’s proportionate pass through share of the taxable income of the Company for the period to which such distribution relates. If the sum of the quarterly distributions paid to a Member for a calendar year are less than the Applicable Tax Rate multiplied by such Member’s proportionate pass through share of the taxable income of the Company for such calendar year, the Company shall distribute to such Member an amount equal to such deficit prior to April 1 in the following calendar year. The “Applicable Tax Rate” for a calendar year shall be the combined highest marginal federal and the highest state income tax applicable to any Member’s individual income tax rates that apply for such calendar year, treating such Member as if such Member were a resident and taking into account the deductibility of state income tax payments for federal income tax purposes.

4.3 Limitation Upon Distributions. No Distribution shall be declared and paid if payment of such Distribution would cause the Company to violate any limitation on distributions provided in the Act or other applicable law or result in a default or event of default under any agreement or instrument governing the terms of indebtedness for borrowed money to which the Company is a party at the time of the proposed distribution.

ARTICLE V- MANAGEMENT OF THE COMPANY

5.1 Role of Managers. Except to the extent otherwise expressly required by this Agreement or the Act, the Managers shall have full, exclusive and complete authority to manage the affairs of the Company. No Manager, acting in his capacity as a Manager, shall be entitled to sign for or take any action individually on behalf of the Company without being authorized by the Managers.

5.2 Number and Qualification. The number of Managers shall be five unless altered as otherwise provided herein; provided that (x) no such change in the number of Managers shall negate the right of any Member to appoint Managers as provided in Section 5.3 without the consent of such affected Member and (y) if any Member’s right to appoint a Manager pursuant to Section 5.3 is terminated, the number of Managers shall automatically be reduced accordingly. Managers need not be Members and need not be residents of the State of North Carolina.

5.3 Appointment and Removal of Managers; Resignation.

(a) The Company shall have five Managers, four designated by Air T and one designated by CAS. The initial Managers designated by Air T shall be Nick Swenson, Candice Otey, Andrew Osborne, and Seth Barkett. The initial Manager designated by CAS shall be Joseph Kuhn. If any Member ceases to be a Member, the Managers appointed by such Member shall be automatically removed at the time such Member ceases to be a Member and the Managers designated by the remaining Member shall be the sole Managers of the Company.

(b) A Member shall have the power to remove and/or replace (to the extent applicable) at any time any one or more of the Managers designated by such Member.

(c) A Person may resign as a Manager at any time by delivering written notice to all Members. Additionally, a Person shall cease to be a Manager upon his death or incapacity (if an individual), dissolution (if a legal entity), resignation, removal, or the occurrence of any event that terminates the appointment right of the Member who appointed such Manager.

5.4 Action by the Managers. Each Manager shall have one vote. The affirmative vote of a majority of all of the Managers (regardless of the number of Managers in attendance at any meeting of the Managers) shall be the act of the Managers hereunder and for purposes of the Act. As used in this Agreement, the phrases “the approval of the Managers,” “the consent of the Managers,” “as determined by the Managers” and similar phrases mean the approval as set forth in the preceding sentence, except as expressly provided otherwise in this Agreement.

5.5 Action Without Meeting. The Managers may act without a meeting if one or more written consents, describing the action to be taken, is provided to each Manager for consideration at least 24 hours before requesting the Managers to act upon same, and signed by those Managers having the requisite authority to approve such action. The 24-hour notice requirement hereunder may be waived by unanimous written consent of the Managers.

5.6 Officers.

(a) The Managers may from time to time appoint and delegate to one or more individuals (each an “Officer”) any portion of authority granted to the Managers hereunder as the Managers deem appropriate. No such delegation shall relieve the Managers of their duties and obligations, or limit the authority of the Managers, set forth herein. Each Officer shall hold office until such Officer’s death, incapacity, resignation or removal or until the appointment of a successor. A Person may be removed as an Officer with the consent of the Managers at any time with or without cause (but subject to the provisions of any applicable employment agreement). A Person may resign as an Officer at any time by delivering written notice to all Managers.

(b) The initial Officers of the Company shall consist of a Chief Executive Officer and a Chief Financial Officer. The Company may also have one or more Vice Presidents, a Treasurer, a Secretary and such other Officers and assistant Officers as the Managers shall determine. Any two or more offices may be held by the same individual, but no Officer may act in more than one capacity where action of two or more Officers is required. The following Officers shall have the authority and responsibilities set forth below:

(i) Chief Executive Officer. The Chief Executive Officer shall be the principal officer of the Company and, subject to the control of the Managers, shall generally supervise and control the business and affairs of the Company. He or she shall sign, with the Secretary, or any other proper Officer of the Company thereunto authorized by the Managers, any deeds, mortgages, bonds, contracts, or other instruments that the Managers have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Managers or by this Agreement to some other Officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and generally he or she shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Managers from time to time. Joseph Kuhn is hereby appointed as of the date of this Agreement as the Chief Executive Officer of the Company. Mr. Kuhn shall also have the title of President of the Company, which title shall be deemed to have the same meaning as Chief Executive Officer.

(ii) Vice President. In the absence of the Chief Executive Officer or in the event of his or her inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of their election) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The Vice Presidents shall perform such other duties as from time to time may be prescribed by the Chief Executive Officer or by the Managers.

(iii) Chief Financial Officer. The Chief Financial Officer shall: (A) have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such depositories as shall be selected in accordance with this Agreement; (B) maintain appropriate accounting records; and (C) in general perform all of the duties incident to the office of Chief Financial Officer and such other duties as from time to time may be prescribed by the Chief Executive Officer or by the Managers. Miriam Cohen-Kuhn is hereby appointed as of the date of this Agreement as the Chief Financial Officer of the Company.

(iv) Secretary. The Secretary shall: (A) keep the minutes of the meetings of Members and of the Managers (and committees thereof) in one or more books provided for that purpose; (B) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (C) maintain and authenticate the records of the Company; (D) attest the signature or certify the incumbency or signature of any Officer; and (E) in general perform all duties incident to the office of secretary and such other duties as from time to time may be prescribed by the Chief Executive Officer or by the Managers.

5.7 Operating Plan and Budgets. The Managers will cause the officers of the Company to prepare a proposed operating plan and budget of the Company for each fiscal year, which plan and budget shall be updated quarterly. The Managers will promptly review, comment on and, if acceptable, approve such budgets. If the Managers do not approve any annual budget before the beginning of a year, the Company shall operate in accordance with actual results for the prior year, plus 5%, unless and until the Managers approve a budget for such year.

5.8 Indemnification. The Company shall indemnify the Managers and Officers to the fullest extent permitted or required by the Act, as amended from time to time except for any liability or loss that arises from the Manager’s or Officer’s fraud, intentional misconduct, bad faith or gross negligence, and the Company shall advance expenses (including legal fees) incurred by any Manager or Officer upon receipt by the Company of the signed statement of the Manager or Officer agreeing to reimburse the Company for such advance in the event it is ultimately determined that such Manager or Officer is not entitled to be indemnified by the Company against such expenses.

5.9 Limitation of Liability. The Managers of the Company shall not be liable to the Company, to the fullest extent permitted by the Act, for monetary damages for an act or omission in such Person’s capacity as a Manager, except for (i) acts or omissions which the Manager knew at the time of the acts or omissions were in conflict with the interests of the Company unless such acts or omissions were approved by the disinterested Managers or Members or (ii) any transaction from which the Manager derived an improper personal benefit. If the Act is amended to authorize action further eliminating or limiting the liability of a Manager, then the liability of the Managers of the Company shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of this Section shall not adversely affect the right or protection of the Managers existing at the time of such repeal or modification.

ARTICLE VI- RIGHTS AND OBLIGATIONS OF MEMBERS

6.1 No Management by Members. Except as provided in this Agreement or required by the Act, the Members in their capacity as Members shall not take part in the management or control of the business. The Members shall not transact any business for the Company, nor shall they have power to sign for or to bind the Company.

6.2 Election of Managers. If the number of Managers as set pursuant to Section 5.2 is greater than the number of Managers appointed pursuant to Section 5.3, then the Members shall have the right to elect such additional Managers and any replacements thereof.

6.3 Member Meetings. Meetings of Members may be held on such terms (including by telephone conference call), and after such notice as the Managers may reasonably establish. Upon request for a meeting to the Managers by any Member or Members owning more than 10% of the Units, the Managers shall give notice and arrange for the holding of a meeting on the terms reasonably requested by such Member or Members within five business days from receipt of the request. Notice of a meeting of Members must be given to all Members entitled to vote at the meeting at least forty-eight (48) hours before the date of the meeting, unless the Members unanimously agree to waive such prior notice.

6.4 Action by the Members. The affirmative vote of a Majority in Interest of the Members, regardless of the number of Members in attendance at any meeting of the Members, shall be the act of the Members hereunder and for purposes of the Act. As used in this Agreement, the phrases “the approval of the Members ,” “the consent of the Members ,” “as determined by the Members “ and similar phrases mean the approval as set forth in the preceding sentence, except as expressly provided otherwise in this Agreement.

6.5 Action Without Meeting. The Members may act without a meeting if one or more written consents, describing the action to be taken, is provided to each Member for consideration and signed by those Members having the requisite authority to approve such action.

6.6 Limited Liability. The Members shall not be required to make any contribution to the capital of the Company except as set forth in Article II, nor shall the Members in their capacity as such be bound by, or personally liable for, any expense, liability or obligation of the Company except to the extent of their interest in the Company and the obligation to return Distributions made to them under certain circumstances as required by the Act. The Members shall be under no obligation to restore a deficit capital account upon the dissolution of the Company or the liquidation of any of their Membership Interests.

6.7 Bankruptcy of a Member. A Member shall cease to have any power as a Member, any voting rights or rights of approval hereunder upon the bankruptcy or assignment for the benefit of creditors of such Member; and the Member or its bankruptcy estate or trustee or assignee upon the occurrence of any such event shall have only the rights, powers and privileges of a transferee enumerated in Section 7.4, and shall be liable for all obligations of the Member under this Agreement. A Member shall cease to have any power as a Member, any voting rights or rights of approval hereunder upon the death or legal incapacity of the Member.

6.8 Affiliate Transactions.

(a) The fact that any Person is a Member, Manager or an Affiliate of any Member or Manager shall not prohibit the Company from employing or engaging such Person to render or perform a service or from otherwise transacting business with such Person (collectively, the “Affiliate Transactions”) if the Affiliate Transaction is negotiated at arms’ length and is on customary terms that are at least as favorable as a transaction with a third-party. Each Member represents and warrants to the other Members that such Member has disclosed to the other Members the existence and nature of such Member’s interest, and/or the interest of any Affiliate of such Member, in all existing Affiliate Transactions and covenants to make the same disclosures to the other Members (and/or the Managers appointed by each such Member) in advance of the consummation of each proposed new Affiliate Transaction.

(b) If it is proposed that the Company enter into any agreement, or effect any transaction with, a Member or an Affiliate of a Member then: (i) each Member (and the Managers appointed by such Member) may represent such Member’s own interests (or the interests of its Affiliate) with respect to the negotiation of any transaction, contract, agreement, lease, or the like between the Company and the Member or the Member’s Affiliate; and (ii) any such agreement or transaction, or amendment or modification thereof, shall be approved on behalf of the Company by a majority of the Managers, excluding the Managers appointed by the Member who is a party (or whose Affiliate is a party) to such Affiliate Transaction.

(c) If any Manager seeks to enforce the Company’s rights under any Affiliate Transaction (including, without limitation, the Company’s rights under the Asset Purchase Agreement), or under the restrictive covenants and confidentiality provisions in Section 6.10, then (i) such Manager shall have authority to do so upon approval and in accordance with the directives of a majority of the Managers, excluding the Managers appointed by the Member who is a party (or whose Affiliate is a party) to such Affiliate Transaction, (ii)

the Manager bringing the enforcement action shall be entitled to reimbursement of all reasonable attorneys’ fees and other costs in pursuing such enforcement action if they prevail on the merits of their claims, and otherwise, such Manager shall bear its own costs, and (c) such reimbursement shall be paid by the Member who is a party (or whose Affiliate is a party) to such Affiliate Transaction promptly upon the final non-appealable conclusion of such matter. Any recovery on the Company’s behalf in such matter shall accrue to the Company.

6.9 Existing Agreements among Members and the Company. The following agreements in effect as of the date hereof are Affiliate Transactions that are approved for all purposes of this Agreement:

(a) Asset Purchase Agreement dated as of the date hereof (the “Asset Purchase Agreement”), between the Company, as buyer, the CAS Member, as seller, and Joseph Kuhn, as the shareholder of the CAS Member.

(b) Employment Agreement dated as of the date hereof (the “Employment Agreement”), under which such the Company will employ Joseph Kuhn and such executive shall agree to be bound by certain noncompetition covenants and related restrictions.

6.10 Noncompetition; Confidentiality.

(a) In furtherance of the business of the Company and the purposes of this Agreement, each Member hereby agrees that it, and its Affiliates, will not (except via their interest in the Company) engage, directly or indirectly, either as principal, officer, director, agent, proprietor, shareholder, owner, partner, consultant, manager or employee, or participate in the ownership, management, operation or control of any business that in any material respect offers to third parties any of the products or services provided by the Company within the territory served by the Company for so long as such Member owns an interest in the Company; provided, however, that the foregoing shall not restrict any Member and its Affiliates from owning up to (but not more than) two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Each Member further agrees that it, and its Affiliates, will not, for so long as such Member owns an interest in the Company and for a period of five (5) years thereafter, employ any employee of the Company within one year following such employee’s termination of employment with the Company. Notwithstanding any other term of this Agreement, Joseph G. Kuhn shall not be subject to restrictions under this Section 6.10(a) (including as an Affiliate) unless he or CAS (or a Related Party of CAS) is a current Member of the Company at the time of enforcement.

(b) Each Member hereby agrees on behalf of itself and its Affiliates that the confidential and proprietary business information of the Company, including financial information, operating process and technology is the Property of the Company and further agrees that it (i) will protect the confidentiality of such confidential information with the same degree of care that the Member and its Affiliates use for the protection of their own confidential and proprietary information (but not less than commercially reasonable care), and (ii) will not use or derive any benefit from any Confidential Information other than in connection with its membership in the Company or pursuant to the terms of any approved Affiliate Transactions. A Member or its Affiliates may reveal the Company’s confidential information to its directors, managers, officers, employees, affiliates, advisors, attorneys, accountants and agents (“Representatives”) who have a need to know the confidential information in connection with this Agreement or any approved Affiliate Transactions and who are informed by the Member of the confidential nature of the confidential information. A Member will be responsible for any breach of the provisions of this agreement by any of its Representatives. For purposes hereof, confidential information of the Company shall not include information that (i) is or becomes generally and publicly available other than as a result of a breach of this covenant by the applicable Member, (ii) is or becomes known to the Member on a nonconfidential basis from a source which is not prohibited from disclosing such information by any contractual or fiduciary obligation to the Company, or (iii) the Member can prove by competent evidence either is already known by it at the time of disclosure or is independently developed by it without use of Company confidential information.

(c) All remedies available to each party for breach of the provisions of this Section 6.10 are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of the other remedies. Upon any such breach, the Company and the nonbreaching parties shall have, and may pursue, all remedies at law and in equity, and without limiting the generality of the foregoing, may sue for specific performance and damages including disgorgement of profits.

ARTICLE VII- TRANSFER OF INTERESTS AND ADMISSION OF MEMBERS

7.1 Restrictions on Transfer.

(a) Except as provided in this Sections 7.1, 7.5, 7.6, 8.1 and 8.4, no Member may voluntarily or involuntarily Transfer, or create or suffer to exist any Encumbrance against, all or any part of its record or beneficial interest in the Company without the prior written consent of the Managers. No Member that is an entity may transfer equity or other controlling interests to the extent that such entity would no longer qualify as a Related Party of the controlling equityholder of the Member as of the date it became a Member. Except for withdrawals in connection with a Transfer of Units permitted by this Agreement, no Member may withdraw from the Company without the consent of the Managers.

(b) A Member may voluntarily Transfer all or any part of its Units in the Company to any Related Party of such Member, provided that CAS shall not make any such Transfer prior to the fifth anniversary of the date of the Asset Purchase Agreement without the prior written consent of the Managers. No further Transfer shall be made by any Related Party transferee except back to the Member that originally owned it or to another Related Party of such Member, or except pursuant to the terms of Section 7.1(a). Any Related Party transfer shall be subject to Section 7.2 but shall not otherwise require the consent of the Managers. A Related Party transferee shall become a Member upon compliance with Sections 7.3(a) and 7.3(c). At all times after a transfer by a Member to a Related Party transferee, the Option rights described in Section 8.1 and the Purchase Events described in Section 8.2 shall apply upon the occurrence of any such event to either of the transferring Member or the Related Party transferee.

(c) If, at any time prior to the Transfer of any Units pursuant to this Section 7.1, such Units are required to be sold pursuant to Sections 7.6, 8.1 or 8.4, the provisions of Sections 7.6, 8.1 or 8.4, as applicable, shall govern the Transfer of such Units and this Section 7.1 shall cease to apply to the Transfer of such Units.

7.2 Conditions Precedent to Transfers. Any purported Transfer or Encumbrance otherwise complying with Section 7.1 will be ineffective until the transferor and his transferee furnish to the Company the instruments and assurances the Managers may request, including without limitation, if requested, an opinion of counsel satisfactory to the Company that the interest in the Company being Transferred or Encumbered has been registered or is exempt from registration under the Securities Act and applicable state securities laws.

7.3 Substituted Members. No assignee or transferee of Units shall be admitted as a substituted Member of the Company unless, in addition to compliance with the conditions set forth in Section 7.2, all of the following conditions are satisfied:

(a) The assignee has executed and delivered all documents deemed appropriate by the Company to reflect his admission to the Company and his agreement to be bound by this Agreement;

(b) The Managers shall have consented in writing to such substitution, provided that no such consent shall be required in respect of any assignment or transfer expressly permitted pursuant to Section 7.1; and

(c) Payment has been made to the Company of all costs and expenses of admitting any such assignee as a substituted Member.

7.4 Rights of Transferee. Unless admitted to the Company in accordance with Section 7.3, the transferee of Units shall not be entitled to any of the rights, powers or privileges of its predecessor in interest, except that it shall be entitled to receive any Distributions and be credited or debited with its proportionate share of Profits and Losses. If the Company is required by a court of competent jurisdiction or applicable law to recognize an unauthorized Transfer all or any part of any Member’s record or beneficial interest in the Company, then such Transfer shall be deemed a breach hereunder and the Transferee shall have only the rights of a Transferee under this Section 7.4 with respect to the transferred interest, and any Distributions with respect to such transferred interest may be applied (without limiting any other legal or equitable rights of the Company) towards the satisfaction of any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.

7.5 Tag-Along.

(a) In the event that a Member or Members (collectively, the “Majority Member”) is permitted (pursuant to Section 7.1(a)) and proposes to Transfer Units constituting more than 50% of the total Units to a third party (the “Tag-Along Transferee”), then the Majority Member shall, at least 45 days prior to the proposed Transfer, give written notice to the other Members (a “Tag-Along Notice”) describing the terms of the proposed Transfer in reasonable detail, including the identity of the Tag-Along Transferee, the number of Units to be sold and the proposed closing date, and stating that each of the other Members (each, a “Tag-Along

Member”) has the right (the “Tag-Along Right”) to sell to the Tag-Along Transferee the same pro rata portion of its Units as the Majority Member (determined by reference to the relative Units of each such Member and with pro rata cutbacks for all selling Members to the extent that the Tag-Along Transferee is unwilling to acquire all Units sought to be Transferred), simultaneously with and conditional upon the closing of such Transfer, on the same pro rata terms and conditions as the Majority Member.

(b) Each Tag-Along Member may elect to exercise its Tag-Along Right by delivering written notice to the Majority Member and the other Members no later than 30 days after receipt of the Tag-Along Notice (the “Tag-Along Period”). In the event a Tag-Along Member delivers such a notice to the Majority Member prior to the expiration of the Tag-Along Period, such notice shall constitute an irrevocable obligation of such Tag-Along Member to sell its Units to the Tag-Along Transferee in accordance with the Tag-Along Notice. The Majority Member shall give the Tag-Along Members at least ten business days’ notice of the time and place of the closing.

(c) Each Member as part of its participation in the Transfer pursuant to the Tag-Along Right shall convey its Units to the Tag-Along Transferee at the closing, free and clear of all liens, claims and encumbrances and pursuant to such instruments of conveyance and warranties (including warranty of title and absence of encumbrances) as the Tag-Along Transferee shall reasonably request, in exchange for payment in full of the purchase price set forth in the Tag-Along Notice, and each Tag-Along Member shall enter into agreements with the Tag-Along Transferee containing the same terms and conditions as those applicable to the Majority Member; provided, however, that except with respect to indemnities for breaches of representations related to title to the Tag-Along Member’s Units, each Tag-Along Member shall only be required to participate pro rata in any indemnity given to the Tag-Along Transferee on the same terms as the Majority Member, subject to a maximum indemnity exposure not to exceed the proceeds of the sale received by such Tag-Along Member. All Members participating in any such transaction shall bear their pro rata share of the reasonable costs of such transaction. Costs incurred by a Member on its own behalf shall not be considered costs of such a transaction and shall be paid solely by such Member.

7.6 Drag-Along.

(a) In the event that a Majority Member has received a bona fide written offer (the “Drag-Along Offer”) from an unaffiliated third party (the “Drag-Along Transferee”) to purchase Units constituting more than 50% of the total Units, then the Majority Member shall have the right (“Drag-Along Right”) to require all, but not less than all, of the other Persons holding Units (the “Drag-Along Persons”) to sell the same pro rata portion of their Units as the Majority Member (determined by reference to the relative Units of each such Member) to the Drag-Along Transferee in accordance with the terms of the Drag-Along Offer.

(b) The Majority Member may elect to exercise its Drag-Along Right by delivering written notice (the “Drag-Along Notice”) to the Drag-Along Persons. The Drag-Along Notice must describe the terms of the proposed Transfer in reasonable detail, including the identity of the Drag-Along Transferee and the proposed closing date. In the event the Majority Member delivers a Drag-Along Notice to the Drag-Along Persons, such notice shall constitute an irrevocable obligation of such Persons to sell their applicable Units to the Drag-Along Transferee in accordance with the Drag-Along Offer, so long as the purchase and sale transaction occurs within 90 days after the date of the Drag-Along Notice. In the event that the Drag-Along Transferee desires to effect such Transfer pursuant to a merger, consolidation or other business combination of the Company, the Majority Member shall have the right to cause the Managers and the other Members and Drag-Along Persons to effect such form of Transfer, and take all actions necessary to approve such form of Transfer pursuant to this Section 7.6. The Majority Member shall give the Drag-Along Persons at least ten business days’ notice of the time and place of the closing.

(c) Each Drag-Along Person as part of its participation in the Transfer pursuant to the Drag-Along Right shall convey its Units, if required by the form of the transaction, to the Drag-Along Transferee at the closing, free and clear of all liens, claims and encumbrances and pursuant to such instruments of conveyance and warranties (including warranty of title and absence of encumbrances) as the Drag-Along Transferee shall reasonably request, in exchange for payment in full of the purchase price set forth in the Drag-Along Offer, and each Drag-Along Person shall enter into agreements with the Drag-Along Transferee containing the same terms and conditions as those applicable to the Majority Member; provided, however, that except with respect to indemnities for breaches of representations related to title to such Drag-Along Person’s Units, each Drag-Along Person shall only be required to participate pro rata in any indemnity given to the Drag-Along Transferee on the same terms as the Majority Member, subject to a maximum indemnity exposure not to exceed the proceeds of the sale received by such Drag-Along Person. All Members participating in any such transaction shall bear their pro rata share of the reasonable costs of such transaction. Costs incurred by a Member on its own behalf shall not be considered costs of such a transaction and shall be paid solely by such Member.

ARTICLE VIII- PUT-CALL OPTIONS; OTHER PURCHASE EVENTS

8.1 Put-Call Options.

(a) Commencing on the fifth anniversary of the date of this Agreement and at any time thereafter (the “Option Period”), (i) the Company (or Air T if the Managers so elect, in either case, the “Buyer”) shall have the option to purchase all of the Units of CAS and (ii) CAS shall have the option to sell all of its Units to the Buyer (either of such options, the “Option”). Either of the Buyer or CAS may elect to exercise its Option by delivering written notice to the Company and the other Members prior to or during the Option Period. In the event the Buyer or CAS delivers such a notice, such notice shall constitute an irrevocable obligation of the Company (or Air T if so designated by the Managers) to purchase and CAS to sell its Units in accordance with this Section 8.1.

(b) The purchase price to be paid for CAS’s Units upon exercise of the Option will be the Strike Price. The closing (the “Option Closing”) of the purchase following the exercise of the Option shall take place on the date agreed upon by the Buyer and CAS, but not later than thirty (30) days following a final determination of the Strike Price under Section 8.1(c) below; provided, however, that the Option Closing may not take place prior to the commencement of the Option Period. The Strike Price shall be paid on the Option Closing by the Buyer, in the Buyer’s discretion, in any combination of the following: (i) cash and/or (ii) delivery of a three-year amortizing promissory note of the Buyer for the balance of the Strike Price, which note shall require monthly principal and interest payments on a three-year fully amortized schedule (with the first such principal payment due at the Option Closing), bearing interest at an annual rate equal to the 10-Year Treasury Bond Yield plus 375 basis points. Such Note shall be secured by the Units which are the subject of such transfer. Upon delivery of full payment of the Strike Price, CAS shall execute and deliver such assignments and other instruments as may be reasonably necessary to evidence and fully affect the transfer of its Units to the Buyer free and clear of all liens, claims and encumbrances.

(c) Upon the delivery by either party of a notice of exercise of the Option, the Buyer and CAS shall work together in good faith to mutually agree in writing on the Strike Price within the period of 90 days following the date of such notice. If the parties cannot agree on the Strike Price within such period, then each of the Buyer and CAS shall engage a qualified reputable investment banking firm or qualified reputable business appraisal firm, either of which shall have no prior business relationship with either party, and whose representative signing any valuation shall be an individual accredited as a chartered financial analyst (CFA) by the CFA Institute, an individual accredited in business valuation (ABV) through the American Institute of CPAs (AICPA), an individual accredited as a certified valuation analyst (CVA) by the National Association of Certified Valuators and Analysts (NACVA), or an individual accredited in business valuation through the American Society of Appraisers (ASA) to provide a written determination of the Strike Price. Each party shall deliver the written determination of its appraiser to the other party on the 150th day following the date of the Option exercise notice. If the two appraisals are within an amount that is 20% or less of the lower appraisal, then the Strike Price shall be the average of the two appraisals. If the appraisals differ by greater than such 20% threshold, then the parties shall instruct the two appraisers to select a third, neutral qualified reputable investment banking firm or qualified reputable business appraisal firm that has no prior business relationship with either party and that has relevant experience in the aerospace industry. Such third appraiser, within 45 days of its appointment, after reviewing the appraisals by the first two appraisers and undertaking an independent analysis, shall issue its determination in writing of the Strike Price. Upon such determination, the final Strike Price shall be calculated by averaging the determination of the third appraiser with the one determination of the first two appraisers that is closest (either above or below) to the determination of the third appraiser, which calculation shall be final and conclusive as to the Strike Price. The costs of the appraiser selected by a party shall be the expense of such party and the cost of a third appraiser, if required, shall be borne equally by the Buyer and CAS.

(d) In connection with the appraisals made pursuant to Section 8.1(c), if there has been one or more changes in the accounting practices of the Company during any relevant valuation period (including without limitation the accounting practices governing the expensing of inventory that may impact any cash flow determination or EBITDA calculation for such period), the appraisers are directed to review and account for such changes in a manner that ensures the Strike Price determined hereunder is not unduly increased or decreased as a result of such changes.

8.2 Purchase Events. Each of the following events shall constitute a “Purchase Event” under this Agreement:

(a) The death of Joseph G. Kuhn, permanent disability of Joseph G. Kuhn with respect to CAS, or the dissolution and winding up of a Member;

(b) Any filing by a Member of a voluntary petition for reorganization or liquidation under any federal or state law for the relief of debtors or any filing against a Member of any involuntary petition for liquidation or reorganization under any federal or state law for the relief of debtors that is not dismissed or stayed within 60 days of filing;

(c) Any purported voluntary or involuntary Transfer or Encumbrance of all or any part of a Member’s Membership Interest in a manner not expressly permitted by this Agreement;

(d) Any material breach of this Agreement by a Member which is not cured within sixty (60) days after written notice of such breach is given to the Member by the Company; or

(e) Any purported withdrawal or attempt to withdraw by a Member from the Company other than as may be expressly permitted by this Agreement.

8.3 Purchase Notice. Upon the occurrence of a Purchase Event, the Member to whom such event has occurred (the “Withdrawing Member”), or his executor, administrator or other legal representative in the event of death or declaration of legal incompetency, shall give notice of the Purchase Event (the “Purchase Notice”) to the Managers and the Company within thirty (30) days after its occurrence. If the Withdrawing Member fails to give the Purchase Notice, the Managers or a Majority in Interest of the Members (other than a Withdrawing Member) may give the notice at any time thereafter and by so doing commence the Purchase procedure provided for in this Article VIII.

8.4 Members’ Purchase Option. Upon the occurrence of a Purchase Event, each of the Members, except the Withdrawing Member and any other Withdrawing Member, shall have an option to purchase (the “Purchase Option”) the Withdrawing Member’s Units at Closing on the terms and conditions set forth in this Article VIII. This right will be allocated among the Members who elect to purchase (the “Purchasing Members”) in the proportion they mutually agree upon, or, in the absence of agreement, in the ratio that each of the Purchasing Member’s Units bears to the aggregate Units of all Purchasing Members. The Purchasing Members must give notice of their election to exercise their Purchase Option to the Withdrawing Member and all other Members within thirty (30) days following delivery of the Purchase Notice.

8.5 Purchase Price For Withdrawing Member’s Units. The purchase price to be paid for the Withdrawing Member’s Units Interest will be the price agreed upon by the Purchasing Members and the Withdrawing Member within thirty (30) days after the Purchase Notice is given, or, if no agreement is reached, the Strike Price.

8.6 Closing. The closing (the “Closing”) of the purchase of any Units required to be purchased and sold following the exercise of a purchase option pursuant to this Article VIII shall take place on the date agreed upon by the Purchasing Members and the Withdrawing Member or, if no date is agreed upon, on a date set by the Purchasing Members but not later than ninety (90) days after the delivery of the Purchase Notice. The purchase price for each Unit being purchased will be payable by each Purchasing Member for its allocated share, at the election of each Purchasing Member, either (i) in full in cash at Closing or (ii) by a note payable in three equal principal installments on the Closing date and on the first and second anniversaries thereof, with payment of such note secured by the Units subject to transfer. The purchase price will bear interest from the date of the Purchase Event which began the Purchase procedure through the date of payment (including any future payments under a note as provided above) at an interest rate equal to the Prime Rate on the date of the Purchase Event, or if not a business day, the next business day thereafter. Upon full payment of the purchase price, any Withdrawing Member shall execute and deliver such assignments and other instruments as may be reasonably necessary to evidence and fully affect the transfer of their Membership Interests to any purchaser.

8.7 Effect on Withdrawing Member’s Interest. From the date of the occurrence of the Purchase Event to the date of the Transfer of the Withdrawing Member’s Units under this Article VIII, the Units of the Withdrawing Member will be excluded from any calculation of aggregate Units for purposes of any approval required of Members under this Agreement. Without limiting the generality of any other provision of this Agreement, upon the exercise of the Purchase Option, the Withdrawing Member, without further action, will have no rights in the Company or against the Company or any Member other than the right to receive payment for his Units in accordance with this Article VIII.

ARTICLE IX- DISSOLUTION AND LIQUIDATION OF THE COMPANY

9.1 Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a) All or substantially all of the Property of the Company is sold, exchanged or otherwise transferred (unless the Managers elect to continue the business of the Company);

(b) A document is signed by a Majority in Interest of the Members which states their election to dissolve the Company;

(c) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

(d) The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

9.2 Liquidation. Upon the happening of any of the events specified in Section 9.1, the Managers will commence as promptly as practicable to wind up the Company’s affairs unless the Managers determine that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Managers to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Managers determine to be appropriate. The Members will continue to share Company Profits and Losses during the period of liquidation in the manner set forth in Articles III and IV. The proceeds from liquidation of the Company, including repayment of any debts of Members to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to Members;

(b) To the establishment of any reserves deemed appropriate by the Managers for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Managers deem appropriate, will be distributed in the manner provided in Section 9.2(c);

(c) To the Members in accordance with Section 4.1.

ARTICLE X- MISCELLANEOUS

10.1 Other Activities of Members and Managers. Subject to the restrictive covenants in Section 6.10, any Member and its Affiliates and any Manager and its Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, without having or incurring any obligation to offer any interest in such activities to the Company or any Member and neither the Company nor any Member or Manager shall have any rights in or to such independent ventures or the income or profits derived therefrom by virtue of this Agreement.

10.2 Fiscal Year. The Fiscal Year will end on March 31, unless another fiscal year-end is selected by the Managers.

10.3 Records. The records of the Company will be maintained at the principal place of business of the Company, or at any other location the Managers select provided that the Company keep at its principal place of business the records required by the Act to be maintained there. Appropriate records in reasonable detail will be maintained to reflect income tax information for the Members.

10.4 Notices. Any notice or other communication required by this Agreement must be in writing. Notices and other communications will be deemed to have been given when delivered by hand (including by recognized overnight delivery service) or three business days after being deposited in the United States mail, postage prepaid, addressed to the Member to whom the notice is intended to be given (or to any Manager appointed by such Member) at its address set forth on the signature pages of this Agreement or, in the case of the Company, to its principal place of business. A Person may change his notice address by notice in writing to the Company and to each other Member given under this Section 10.4.

10.5 Amendments. Except as otherwise expressly provided in this Section 10.5 or as permitted by Section 3.12, no amendment of this Agreement will be valid or binding upon the Members, nor will any waiver of any term of this Agreement be effective, unless in writing and signed by all Members.

10.6 Representations of Members. Each Member represents and warrants to the Company and every other Member that it (a) is fully aware of, and is capable of bearing, the risks relating to an investment in the Company, (b) understands that its interest in the Company has not been registered under the Securities Act or the securities law of any jurisdiction in reliance upon exemptions contained in those laws, and (c) has acquired its interest in the Company for its own account, with the intention of holding the interest for investment and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the interest in violation of the Securities Act or any applicable law.

10.7 Survival of Rights. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without giving effect to the conflicts of laws provisions thereof.

10.9 Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase, or word to persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

10.10 Agreement in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature pages and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages; all of such signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

10.11 Tax Matters Partner. For purposes of this Agreement, the Managers may designate one Member as the Tax Matters Partner. Air T is hereby designated as the initial Tax Matters Partner.

10.12 Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company or of any Member. No creditor of the Company or any Member will be entitled to require the Managers to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company or any Member may have against a Member, whether arising under this Agreement or otherwise.

10.13 Members’ Access to Information. Each Member shall have the right to obtain from the Company, or be granted access for the purpose of reviewing and copying, from time to time, upon reasonable notice, such information regarding the affairs of the Company as may be reasonably related to the business, operational and financial affairs of the Company (including without limitation quarterly and annual financial statements for the Company consisting of a balance sheet and income statement for such periods prepared in accordance with sound accounting principles). Any demand for information under this Section 10.13 shall (i) be in writing, (ii) be made in good faith and for a proper purpose, and (iii) describe with reasonable particularity the purpose and the records or information demanded.

ARTICLE XI- DEFINITIONS

11.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” has the meaning assigned to it in Section 1.1.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts to which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Adjusted Capital Contributions” means, as of any day, a Member’s Capital Contributions adjusted as follows:

(a) Increased by the amount of any Company liabilities which, in connection with Distributions, are assumed by such Member or are secured by any Company Property distributed to such Member, and

(b) Reduced by the amount of cash and the Gross Asset Value of any Company Property distributed to such Member and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Partnership.

In the event any Member transfers all or any portion of his Units in accordance with the terms of this Agreement, his transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Units.

“Affiliate” means (a) with regard to any Member who is an individual, such Member’s Family Members, a trust for the benefit of such Member or his/her Family Members, or a corporation, partnership, limited liability company or other entity in which such Member holds the controlling governing interest and (b) with regard to any Member that is not an individual, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person through contract or through the ownership of the controlling governing interest of a Person, (ii) any and all directors, managers, officers, partners, shareholders and members of such Person and all settlors and trustees of any trust and (iii) any Family Member of any Person described in the foregoing clauses (i) and (ii).

“Affiliate Transactions” has the meaning assigned to it in Section 6.8(a).

“Agreement” means this First Amended and Restated Operating Agreement, as amended from time to time.

“Air T” means Air T, Inc.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State, as amended or restated from time to time.

“Asset Purchase Agreement” has the meaning assigned to it in Section 6.9(a).

“Buyer” has the meaning assigned to it in Section 8.1(a).

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 2.5.

“Capital Contribution” means all contributions of cash or property (valued for this purpose at initial Gross Asset Value) made by a Member or his predecessor in interest which shall include, without limitation, those contributions made pursuant to Article II of this Agreement.

“CAS” means Contrail Aviation Support, Inc., which will change its name to OCAS, Inc. promptly following the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

“Company Minimum Gain” means gain as defined in Treasury Regulations Section 1.704-2(d).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

“Distribution” means any money or other property distributed to a Member with respect to the Member’s Units, but shall not include any payment to a Member for materials or services rendered nor any reimbursement to a Member for expenses permitted in accordance with this Agreement.

“EBITDA” has the meaning assigned to it in the Asset Purchase Agreement and shall be calculated for all purposes under this Agreement in a manner consistent with the manner in which it is calculated pursuant to the Asset Purchase Agreement.

“Employment Agreement” has the meaning assigned to it in Section 6.9(b).

“Encumbrance” means any lien, pledge, encumbrance, collateral assignment or hypothecation.

“Family Member” of any Person means such Person’s spouse, any issue, spouse of issue and any Affiliate of any such Person; provided, however, that any spouse living separate and apart from a Member with the intention by either spouse to cease their matrimonial cohabitation shall not be deemed a Family Member.

“Fiscal Year” means an annual accounting period ending December 31 of each year during the term of the Company.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Managers;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (i) the acquisition of an additional interest in the Company (other than upon the initial formation of the Company) by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Managers; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of Profits and Losses herein, and 6.10 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) hereof to the extent the Managers determine that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a) or (b), or subsection (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.

“Initial Capital Contribution” has the meaning assigned to it in Section 2.2.

“Losses” has the meaning set forth in the definition of “Profits and Losses.”

“Majority in Interest” means, with respect to any referenced group of Members, a combination of any of such Members who, in the aggregate, own more than fifty percent (50%) of the Units owned by all of such referenced group of Members.

“Managers” means the Person or Persons serving as Managers of the Company as set forth in Article V.

“Member” means each Person designated as a member of the Company on Schedule I hereto, or any additional member admitted as a Member of the Company in accordance with Article VII. “Members” refers to such Persons as a group.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” means any nonrecourse debt (for the purposes of Treasury Regulations Section 1.1001-2) of the Company for which any Member bears the “economic risk of loss,” within the meaning of Treasury Regulations Section 1.752-2.

“Member Nonrecourse Deductions” means deductions as described in Treasury Regulations Section 1.704-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for any Fiscal Year equals the excess, if any, of (A) the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Year, over (B) the aggregate amount of any Distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such Distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i).

“Membership Interest” means all of a Member’s rights in the Company, including without limitation, the Member’s share of the Profits and Losses of the Company, the right to receive Distributions of the Company’s assets, any right to vote and any right to participate in the management of the Company as provided in the Act and this Agreement.

“Nonrecourse Deductions” means deductions as set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a given Fiscal Year equals the excess, if any, of (A) the net increase, if any, in the amount of Company Minimum Gain during such Fiscal Year, over (B) the aggregate amount of any Distributions during such Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(h).

“Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the “economic risk of loss,” within the meaning of Treasury Regulations Section 1.752-2.

“Option” has the meaning assigned to it in Section 8.1(a).

“Option Closing” has the meaning assigned to it in Section 8.1(b).

“Option Period” has the meaning assigned to it in Section 8.1(a).

“Person” means an individual, a trust, an estate, or a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

“Prime Rate” means as of a particular date the prime rate of interest as published on that date in the WALL STREET JOURNAL. If the WALL STREET JOURNAL is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the WALL STREET JOURNAL on the nearest preceding date on which the WALL STREET JOURNAL was published.

“Profits and Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 05(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;

(g) Notwithstanding any other provision of this definition of Profits and Losses, any items which are specially allocated pursuant to Sections 3.1(b), 3.2, 3.3, 3.6, 3.7, 3.8, 3.9, 3.10 or 3.11 hereof shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 3.1(b), 3.2, 3.3, 3.6, 3.7, 3.8, 3.9, 3.10 or 3.11 hereof shall be determined by applying rules analogous to those set forth in subsections (a) through (f) above.

“Property” means (i) any and all real property acquired or owned by the Company, (ii) any and all of the improvements constructed on such real property; and (iii) any personal property acquired or owned by the Company (including, without limitation, intangible property).

“Purchase Event” has the meaning assigned to it in Section 8.2.

“Purchase Notice” has the meaning assigned to it in Section 8.3.

“Purchase Option” has the meaning assigned to it in Section 8.4.

“Purchasing Members” has the meaning assigned to it in Section 8.4.

“Related Party” means, (a) with respect to a Member who is an individual, (i) a trust solely for the benefit of the Member and/or any Family Member or (ii) a corporation, partnership, limited liability company or other entity in which the Member and/or any Family Member, or a trust for any of their benefit own all of the equity interests; provided that in any case the Member possesses the power to direct or cause the direction of the management and policies of such Person, whether as trustee or through the ownership of voting securities, by contract or otherwise; provided, however, that any spouse living separate and apart from a

Member or issue of a Member with the intention by either spouse to cease their matrimonial cohabitation shall not be deemed a Related Party and (b) with respect to a Member that is an entity, (i) the controlling individual equityholder of such Member as of the date of this Agreement, (ii) any trust or entity that would qualify as a Related Party of such controlling individual equityholder and (iii) any Person directly or indirectly controlling, controlled by or under common control with such Person through contract or through the ownership of the controlling governing interest of a Person.

“Representative” has the meaning assigned to it in Section 6.10(b).

“Secretary of State” means the Secretary of State of North Carolina.

“Strike Price” means an amount equal to the total distributions CAS would receive pursuant to Article IV if the Company (i) sold all of its assets (inclusive of its intangible assets) at fair market value and on a going-concern basis in an arms-length transaction to an independent third-party purchaser, (ii) paid its debts and liabilities (inclusive of contingent liabilities, the value of which shall be estimated or otherwise provided for in the determination of the Strike Price), and (iii) distributed all remaining assets (inclusive of all cash and cash equivalents of the Company) after all gain or loss from such deemed sale is allocated pursuant to Article III. The Strike Price shall be determined as of the end of the month ending immediately prior to delivery of notice of exercise of the Option and shall be the amount agreed by the parties or determined pursuant to the appraisal process set forth in Section 8.1(c). The foregoing definition and appraisal process as set forth in Section 8.1(c) shall exclude the application of any discount for lack of control , discount for lack of marketability, or any other similar discounts or adjustments in the determination of the Strike Price.

“Tax Matters Partner” means the Member designated by the Managers as the “tax matters partner,” as that term is defined in the Code or as the partnership representative within the meaning of that term in Code § 6223(a) when such provision becomes applicable to the Company.

“Transfer” means sell, assign, transfer, lease or otherwise dispose of property, including without limitation an interest in the Company.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” has the meaning assigned to it in Section 2.1.

“Withdrawing Member” has the meaning assigned to it in Section 8.3.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the undersigned, being all of the Members of the Company, have caused this Agreement to be duly adopted by the Company effective as of the date set forth on the cover page of the Agreement, and do hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

MEMBERS:

AIR T, INC.

By:	/s/ Nicholas J. Swenson
Name: Nicholas J. Swenson
Title: President & Chief Executive Officer

CONTRAIL AVIATION SUPPORT, INC.

By:	/s/ Joseph G. Kuhn
Name: Joseph G. Kuhn
Title: President

Operating Agreement of

Contrail Aviation Support, LLC

SCHEDULE I

Names and Address of Members	Initial Capital Contribution	Units
Air T, Inc. 3524 Airport Road Maiden, NC 28650	$4,937,500	4,937.5
Contrail Aviation Support, Inc. 435 Investment Court Verona, WI 53593	$1,312,500	1,312.5
TOTALS	$6,250,000	6,250